                                                                    EXHIBIT 3.14

                                    BY-LAWS

                                       OF

                       WATERSIDE URBAN RENEWAL CORPORATION

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                        Adopted June 29           ,1981

                                   ARTICLE I

                                     OFFICES

     1. Registered Office and Agent. -- The registered office of the Corporation in the State of New Jersey is at One Garret Mountain Plaza, West Paterson, New Jersey.

The registered agent of the Corporation at such office is Robert. M. Macfarlan.

     2. Principal Place of Business. -- The principal place of business of the Corporation is 1401 Broad Street Clifton, New Jersey.

     3. Other Places of Business. -- Branch or subordinate places of business or offices may be established at any time by the Board at any place or places where the Corporation is qualified to do business.

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                                   ARTICLE II

                                  SHAREHOLDERS

     1. Annual Meeting. -- The annual meeting of shareholders shall be held upon not less than ten nor more than 14A:5-4(l) sixty (lays written notice of
the time, place, and purpose of the meeting at l0:00 o'clock   am. on the first
        day of the month of May            of each year at

or at such other time and place as shall be specified in the notice of meeting, in order to elect directors and transact such other business as shall come before the meeting. If that date is a legal holiday, the meeting shall be held at the same hour on the next succeeding business day.

     2. Special Meetings. -- A special meeting of share- holders may be called for any purpose by the president or the Board. A special meeting shall be held upon not less than ten nor more than sixty days written notice of the time, pIace, and purposes of the meeting.

     3. Action Without Meeting. -- The shareholders may act without: a meeting if, prior or subsequent to such action, each shareholder who would have been entitled to vote upon such action shall consent in writing to such action. Such


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written consent or consents shall be filed in the minute book.

     4. Quorum. -- The presence at a meeting in person or by proxy of the
holders of shares entitled to cast' fifty percent: (50%)     of the votes shall
constitute a quorum.

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                                   ARTICLE III

                               BOARD OF DIRECTORS

     1. Number and Term of Office. -- The Board shall consist of 10 five members. Each director shall be elected by the shareholders at each annual meeting and shall hold office until the next annual meeting of shareholders and until that director's successor shall have been elected and qualified.

     2. Regular Meetings. -- A regular meeting of the Board shall be held without notice immediately following and at the same place as the annual shareholders' meeting for the purposes of electing officers and conducting such other business as may come before the meeting. The Board, by resolution, may provide for additional regular meetings which may be held without notice, except to members not present at the time of the adoption of the resolution.

     3. Special Meetings. -- A special meeting of the Board may be called at any time by the resident or by two directors for any purpose. Such meeting shall be
held upon 10    days notice if given orally, (either by telephone or in person,)
or by telegraph, or by days notice if given by depositing the notice in the United States mails, postage prepaid. Such notice shall specify the time and place of the meeting.

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     4. Action Without Meeting. -- The Board may act with- out a meeting if, prior or subsequent to such action, each member of the Board shall consent in writing to such action. Such written consent or consents shall be filed in the minute book.

     5. Quorum. -- Three members           of the entire Board shall constitute
a quorum for the transaction of business.

     6. Vacancies in Board of Directors. -- Any vacancy in the Board, 12 including a vacancy caused by an increase in the number of directors, may be filled by the affirmative vote of a majority of the remaining directors, even though less than a quorum of the Board, or by a sole remaining director.


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                                   ARTICLE IV

                               WAIVERS OF NOTICE

     Any notice required by these by-laws, by the certificate of incorporation, or by the New Jersey Business Corporation Act may be waived in writing by any person entitled to notice. The waiver or waivers may be executed either before or after the event with respect to which notice is waived. Each director or shareholder attending a meeting without: protesting, prior to its conclusion, the lack of proper notice shall be deemed conclusively to have waived notice of the meeting.


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                                   ARTICLE V

                                    OFFICERS

     1. Election. - At its regular meeting following the annual meeting of shareholders, the Board shall elect a president, a treasurer, a secretary, and it may elect such other Officers, including one or more vice presidents, as it shall deem necessary. One person may hold two or more offices.

     2 .Duties and Authority of President. -- The president shall be chief executive officer of the Corporation. Subject only to the authority of the Board, he shall have general charge and supervision over, and responsibility for, the business and affairs of the Corporation. Unless otherwise directed by the Board, all other officers shall be subject to the authority and supervision of the president. The president may enter into and execute in the name of the Corporation contracts or other instruments in the regular course of business or contracts or other instruments not in the regular course of business which are authorized, either generally or specifically, by the Board. He shall have the general powers and duties of management usually vested in the office of president of a corporation.

     3. Duties and Authority of Vice President.--The vice president shall perform such duties and have such authority as from time to time may be delegated to him by the president

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or by the Board. In the absence of the president or in the event of his death, inability, or refusal to act, the vice president shall perform the duties and be vested with the authority of the president.

     4. Duties and Authority of Treasurer. -- The treasurer shall have the custody of the funds and securities of the Corporation and shall keep or cause to be kept regular books of account for the Corporation. The treasurer shall perform such other duties and possess such other powers as are incident to that office or as shall be assigned by the president or the Board.

     5. Duties and Authority of Secretary. -- The secretary shall cause notices of all meetings to be served as prescribed in these by-laws and shall keep or cause to be kept the minutes of all meetings of the shareholders and the Board. The secretary shall have charge of the seal of the Corporation. The secretary shall perform such other duties and possess such other powers as are incident to that office or as are assigned by the president or the Board.


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                                   ARTICLE VI

                      AMENDMENTS TO AND EFFECT OF BY-LAWS;

                                   FISCAL YEAR

     1. Force and Effect of By-laws. -- These by-laws are subject to the provisions of the New Jersey Business Corporation Act and the Corporation's certificate of incorporation, as it may be amended from time to time. If any provision in these by-laws is inconsistent with a provision in that Act or the certificate of incorporation, the provision of that Act or the certificate of incorporation shall govern.

     2. Wherever in these by-laws references are made to more than one incorporator, director or shareholder, they shall, if this is a sole incorporator, director, shareholder corporation, be construed to mean the solitary person; and all provisions dealing with the quantum of majorities or quorums shall be deemed to mean the action by the one person constituting the corporation.

     3. Amendments to By-laws. -- These by-laws may be altered, amended or repealed by the shareholders or the Board. Any by-law adopted, amended or repealed by the shareholders may be amended or repealed by the Board, unless the resolution of the shareholders adopting such by-law expressly reserves to the shareholders the right to amend or repeal it.

     4. Fiscal Year. -- The fiscal year of the Corporation shall begin on the first day of January of each year.

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